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                                                                     EXHIBIT 21

SUBSIDIARIES OF THE COMPANY


DAP Acceptance Corporation
         State of Incorporation: Delaware

DAP Management Services Corporation
         State of Incorporation: Florida

DAP Asset Management Inc.
         State of Incorporation: Delaware

DAP Licensing Company
         State of Incorporation: Delaware

Discount Auto Parts Distribution Center Inc.
         State of Incorporation: Mississippi